Exhibit 99.1

Investor Relations:
Melissa Marsden
Tel: 303-576- 2622
mmarsden@prologis.com

PROLOGIS COMPLETES REDEMPTION OF SERIES D PREFERRED SHARES

DENVER — January 12, 2004 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, announced today that is has completed the redemption of its Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series D Preferred Shares”), at the price of $25.00 per share, plus $0.066 in accrued and unpaid dividends, for an aggregate redemption price of $25.066 per Series D Preferred Share (the “Redemption Price”).

From January 12, 2004 forward, dividends on the Series D Preferred Shares will no longer accrue and any remaining record holders of the Series D Preferred Shares will have no rights as such holders other than the right to receive the Redemption Price, without interest, upon surrender of the Series D Preferred Shares. The Notice of Redemption and related materials were mailed to record holders of the Series D Preferred Shares on December 12, 2003.

ProLogis is a leading provider of distribution facilities and services with 237.2 million square feet (22.0 million square meters) in 1,759 distribution facilities owned, managed and under development in 68 markets in North America, Europe and Japan (excludes temperature-controlled distribution facilities). ProLogis continues to expand the industry's first and only global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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